Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACT: David Castaneda

Vice President – Investor Relations

TOLL-FREE 888-948-2036

E-mail: Info@Cheniere.com

Cheniere Energy, Inc. Reports 4th Quarter and 2003 Results

Houston – March 26, 2004 – Cheniere Energy Inc. (AMEX: LNG) reported a net loss of $4,398,063, or $0.27 per share (basic and diluted) for the fourth quarter of 2003 compared with net income of $739,660, or $0.06 per share (basic and diluted), a year earlier. The major factors contributing to the fourth quarter loss in 2003 were: LNG receiving terminal development expenses of $3,343,895 (which were offset by a $1,462,490 minority interest in the operations of Corpus Christi LNG, L.P. (“Corpus LNG”)), Cheniere’s equity share of the loss in Freeport Development LNG, L.P. (“Freeport LNG”) of $1,815,894 and other general and administrative expenses of $814,344.

Financial results for the year ended December 31, 2003 reflect a loss of $5,288,017, or $0.36 per share (basic and diluted), compared to a loss of $5,632,308 or $0.42 per share (basic and diluted) in 2002. The major factors contributing to the loss for 2003 were: LNG receiving terminal development expenses of $6,704,538 (which were offset by a $3,015,468 minority interest in the operations of Corpus LNG), Cheniere’s equity share of the loss in the Freeport LNG partnership of $4,471,529 and other general and administrative expenses of $2,542,399. These factors are offset by a $4,760,000 gain on the sale of 60% of the Freeport LNG assets and a $423,454 gain on the sale of a 10% limited partnership interest in the Freeport LNG terminal.

Cheniere’s working capital at December 31, 2003 was $155,526. However, as previously announced, in January 2004, the Company issued 1,100,000 shares of its common stock in a private placement under Regulation D to twelve accredited investors for a total consideration of $14,850,000, or $13.50 per share. After deducting placement fees, the net proceeds totaled $13,884,750. Also in January 2004, Cheniere received a payment of $2,500,000 from Freeport LNG, which was payable pursuant to Cheniere’s February 2003 sale of its 60% interest in the Freeport LNG project. Additional proceeds of $1,309,559 were received in January and February 2004 related to exercises of stock options and warrants. The pro forma effects as of December 31, 2003 of these transactions would have increased working capital to $17,849,835.

During the fourth quarter of 2003 and during the first quarter of 2004 the company and its venture partners reported achievement of various milestones:

Cheniere LNG, Inc. (a wholly owned subsidiary) on December 22, 2003, filed applications with the Federal Energy Regulatory Commission (FERC) for permits to build liquefied natural gas (LNG) receiving terminals near Sabine Pass, Louisiana and near Corpus Christi, Texas. Both of the terminals are planned to be the largest built in North America, with daily processing capacity of 2.6 billion cubic feet (Bcf) of natural gas, which the company is actively marketing to potential partners and customers from gas owners to marketers to large end-users – industrials and power generators.

Cheniere Pipeline Company (a wholly owned subsidiary) on December 22, 2003 also filed applications with FERC for permits to construct natural gas pipelines from the sites of the planned Sabine Pass and Corpus Christi LNG receiving terminals to interconnection points with interstate and intrastate natural gas pipelines in Southwest Louisiana and South Texas. In February 2004, Cheniere initiated binding open seasons for the marketing of its planned natural gas pipelines. The open seasons will conclude on April 16, 2004.

Freeport LNG Development, L.P. (in which Cheniere holds a 30% limited partner interest) further advanced its project to build an LNG receiving terminal near Freeport, Texas, with daily processing capacity of 1.5 Bcf of natural gas. On November 10, 2003, FERC issued its Draft Environmental Impact Statement declaring the project to have no significant impact on its surroundings. On December 21, 2003, Freeport LNG announced that it had reached an agreement for ConocoPhillips (NYSE: COP) to acquire 1 Bcf/per day of capacity in the terminal for its use in exchange for ConocoPhillips providing a substantial majority of the construction funding to build the facility, estimated to exceed $500 million. The parties also agreed for ConocoPhillips to be primarily responsible for managing the construction and operation of the facility and as a user of the facility, to pay its proportionate share of operating expenses and fuel costs, a throughput fee of $0.05 per Mcf, and all amounts necessary to amortize the construction funding. In addition, ConocoPhillips paid Freeport LNG a nonrefundable capacity reservation fee of $10 million in January 2004. The transaction is expected to close in the spring of 2004, subject to completion of remaining documentation and satisfaction of closing conditions.

On February 26, 2004, Cheniere announced that Freeport LNG had reached a 20-year terminal use agreement (TUA) with The Dow Chemical Company (NYSE:DOW) for up to 500 million cubic feet per day (Mmcf/d) of throughput capacity at the Freeport LNG receiving terminal pursuant to an option it had acquired in June 2003. Under the terms of the TUA, Dow has made a firm commitment to reserve throughput capacity for 1.8 million tons of LNG per year (250 Mmcf/d) and has until August 31, 2004 to exercise an option on the remaining 250 Mmcf/d.

Freeport LNG has announced that it expects to receive the Final Environmental Impact Statement from FERC towards the end of April 2004 and that it expects to break ground on construction of the facility this year with a target of being operational by mid 2007.

Cheniere Energy, Inc. is a Houston-based developer of liquefied natural gas receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass, LA, and near Corpus Christi, TX. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its website at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: Info@Cheniere.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

(Financial table follows)

Cheniere Energy, Inc. Selected Financial Information
	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues	$290,802	$17,498	$657,467	$239,055

Operating Costs and Expenses
Production Costs	—	—	—	90,038
Depreciation, Depletion and Amortization	177,674	54,180	428,680	368,562
General and Administrative Expenses
LNG Terminal Development	3,343,895	(1,188,162)	6,704,538	1,556,782
Other	814,344	413,217	2,542,399	1,918,580

Total General and Administrative Expenses	4,158,239	(774,945)	9,246,937	3,475,362

Total Operating Costs and Expenses	4,335,913	(720,765)	9,675,617	3,933,962

Loss from Operations	(4,045,111)	738,263	(9,018,150)	(3,694,907)
Equity in Net Loss of Unconsolidated Affiliate	—	—	—	(2,184,847)
Equity in Net Loss of Limited Partnership	(1,815,894)	—	(4,471,529)	—
Gain on Sale of Proved Oil and Gas Properties	—	—	—	340,257
Gain on Sale of LNG Assets	—	—	4,760,000	—
Gain on Sale of Limited Partnership Interest	—	—	423,454	—
Loss on Early Extinguishment of Debt	—	—	—	(100,544)
Interest Income	452	1,397	2,740	7,733
Minority Interest	1,462,490	—	3,015,468	—

Net Income (Loss)	$(4,398,063)	$739,660	$(5,288,017)	$(5,632,308)

Net Income (Loss) Per Share—Basic and Diluted	$(0.27)	$0.06	$(0.36)	$(0.42)

Weighted Average Shares Outstanding—Basic and Diluted	16,100,842	13,297,393	14,771,700	13,297,393

	Pro Forma 12/31/2003 (a)	12/31/2003	12/31/2002
Current Assets	$21,181,661	$4,487,352	$1,848,820
Oil and Gas Properties, net, full cost method	19,134,954	19,134,954	17,594,229
LNG Site Costs	310,500	310,500	1,400,000
Fixed Assets, net	578,281	578,281	216,341
Intangible LNG Assets	79,670	79,670	—

Total Assets	$41,285,066	$24,590,757	$21,059,390

Current Liabilities	$3,331,826	$4,331,826	$3,262,055
Deferred Revenue	1,000,000	1,000,000	—
Minority Interest	120,032	120,032	—
Stockholders’ Equity	36,833,208	19,138,899	17,797,335

Total Liabilities and Stockholders’ Equity	$41,285,066	$24,590,757	$21,059,390

(a) Includes the pro forma effects as of December 31, 2003 of Cheniere’s common stock issued pursuant to the private placement in January 2004 ($13,884,750, net), receipt of final payment from Freeport LNG in January 2004 ($2,500,000), common stock issued upon warrant and stock option exercises in January and February 2004 ($1,309,559), and repayment of the Company’s note payable in January 2004 ($1,000,000).

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